                                                                      Exhibit 11

                         COMPUTATION OF LOSS PER SHARE

                                  Period from
                                 Inception (May        Year Ended
                                  29, 1996) to         December 31,
                                  December 31,  --------------------------
                                     1996          1997           1998
                                   ---------    -----------    -----------
Basic and diluted
  loss per share:
     Net loss....................  $(660,638)   $(2,813,939)   $(1,870,879)
     Weighted average
       shares outstanding........    900,000        900,000        901,993
                                   ---------    -----------    -----------
          Loss per share.........  $   (0.73)   $     (3.13)   $     (2.07)
                                   =========    ===========    ===========